Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Optical Cable Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-09433 on Form S-8, Registration Statement No. 333-103108 on Form S-3, Registration Statement No. 333-115575 on Form S-8, and Registration Statement No. 333-128163 on Form S-8 of Optical Cable Corporation of our report dated January 24, 2011, with respect to the consolidated balance sheets of Optical Cable Corporation and subsidiaries (the Company) as of October 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2010, which report is incorporated by reference in the October 31, 2010 Annual Report on Form 10-K of Optical Cable Corporation. Our report refers to the Company’s adoption of the provisions of Financial Accounting Standards Board (FASB) Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements–an amendment of ARB No. 51 (included in FASB Accounting Standards Codification Subtopic 810-10, Consolidation–Overall), as of November 1, 2009.

Roanoke, Virginia

January 24, 2011